UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                                 April 16, 1998
                                 --------------
                        (Date of earliest event reported)

Commission File Number: 0-18201
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                             EQUIVEST FINANCE, INC.
                             ----------------------
             (Exact name of Registrant as specified in its charter)

Florida                                                               59-2346270
-------                                                               ----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or organization)

2 CLINTON SQUARE, SYRACUSE, NEW YORK                                       13202
---------------------------------------                                    -----
(Address of principal executive offices)                              (Zip code)

Registrant's telephone number, including area code:  (315) 422-9088


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Item 5. Other Events

                                  PRESS RELEASE

                        Equivest Finance, Inc. Announces
                             Record Quarterly Income

      Syracuse, New York, April 16, 1998. Equivest Finance, Inc. (NASD-EQUI) today announced record quarterly net income. Net income rose 100.3% to $1.45 million for the first quarter ended March 31, 1998, from $725 thousand for the same period in 1997. Income before taxes for the quarter was $2.11 million, up 160.4%, from $809 thousand for the same period in 1997. Diluted earnings per share increased 100% to $.06 for the first quarter in 1998, from $.03 for the first quarter in 1997.

      Richard C. Breeden, Chairman and C.E.O. of Equivest, stated "The first quarter of 1998 continues to build off of the strong growth in new business and the reduction in borrowing rates created in 1997. Net income and diluted earnings per share both doubled for the first quarter of 1998. This continues to demonstrate the company's commitment to creating shareholder value."

      Total revenues increased 36.7% to $5.09 million for the quarter ended March 31, 1998, from $3.72 million for the same period in 1997. Total originations rose to $18.7 million for the first quarter in 1998, a 92.4% increase over the 1997 first quarter volume of $9.7 million. Total expenses rose 2.3% to $2.98 million for the first quarter, from $2.91 million for the same period in 1997. Total expenses, not including the provision for doubtful accounts, decreased 5.4% for the first quarter of 1998 compared to the same period in 1997.

      Breeden also commented that, "With the new financing facility and re-capitalized balance sheet, both completed in the fourth quarter of 1997, the persistent growth in the company's timeshare origination was evident in the first quarter. Originations rose over 92% for the first quarter of 1998, and the fundamentals are in place to allow the company to increase originations in the future. Through its wholly-owned subsidiary Resort Funding, the company enjoys a leading role in the rapidly growing timeshare industry."

      Equivest Finance, Inc. is a specialty finance company that, through Resort Funding, finances the development of destination resorts in the timeshare industry, as well as the purchase of vacation ownership intervals purchased by consumers in the timeshare resorts. The company currently finances approximately 35 different resorts in the United States, the Caribbean and Europe, with approximately $130 million of outstanding loans in the timeshare industry.


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                  Equivest Finance, Inc. First Quarter Results
                         Comparative Statement of Income
        (All numbers in 000's except number of shares and per share data)

                                      Three months ended
                                            March 31,
                                          1998        1997
                                          ----        ----
Revenues:
  Interest                            $  4,750       3,677
  Gain on sale of contracts                 --          30
  Other income                             333          10
                                      --------    --------
     Total revenues                      5,083       3,717

Expenses:
  Provision for doubtful accounts          225           0
  Interest                               1,653       2,164
  Debt related costs                       314         252
  Selling, general, administrative         784         492
                                      --------    --------
   Total expenses                        2,976       2,908
                                      --------    --------
Income before taxes                      2,107         809

Provision for income taxes                 655          84
                                      --------    --------
Net Income                               1,452         725

Preferred stock dividends                  150         173

                                      --------    --------
Net income after dividends            $  1,302    $    552
                                      ========    ========

Basic earnings per share              $   0.06    $   0.06

Diluted earnings per share            $   0.06    $   0.03


Contact:  Ben Cesare of Shandwick USA at (212) 420-8100 x 233


      NOTE TO INVESTORS: Certain statements in this press release are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements are based on the Company's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of the Company's businesses include a downturn in the real estate cycle or other factors which result in lower sales of


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vacation ownership interests, possible financial difficulties of one or more of the developers with whom the Company does business, including the risk of carrying non-performing assets or losses if defaulted loans prove to have insufficient collateral backing, fluctuations in interest rates, prepayments by consumers of indebtedness, prepayments by developers, inability of developers to honor replacement obligations for defaulted consumer notes, and competition from organizations with greater financial resources.


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